Exhibit 99.1

ZEO ScientifiX Provides Business Update to Stockholders and the Investment Community

FORT LAUDERDALE – February 11, 2025 - ZEO ScientifiX, Inc. (“ZEO” or the “Company”) (OTCQB: ZEOX), a clinical-stage biopharmaceutical company focused on the research and development of innovative biological therapeutics for the treatment of degenerative diseases and regenerative medicine and the development and sales of biologic products used in topical aesthetic applications, today provided a business update to stockholders and the investment community.

The Opportunity

As of the end of 2024, the Company has accomplished several key objectives, which we believe positions us for continued success in 2025 and beyond. We are most excited about the successful completion of our Phase I clinical trials for Zofin™, the Company’s flagship proprietary product, which puts us in the enviable position of being able to pursue Phase II clinical trials, targeting multiple indications to address unmet medical needs in both acute and chronic conditions. The successful completion of one or more Phase II clinical trials would represent a new and significant valuation inflection point for our Company. We believe that our robust clinical trial portfolio provides us with the opportunity to become an industry leader in developing and providing biologic therapeutics for the regenerative medicine market, projected to reach nearly $175 billion by 2032, with a projected growth rate of 22.8% annually, according to Precedence Research.

Research and Clinical Trials

ZEO’s goal has always been to obtain FDA approval to market our novel therapeutics. In this regard, we remain committed in being a leader in the field when it comes to research, quality, safety and compliance. All of our products undergo rigorous testing to ensure safety, efficacy and consistency. The Company operates a state-of-the-art cGMP FDA compliant research and processing facility and we have built a dedicated team of eminently qualified researchers and extremely experienced management.

In addition to the successful Phase I safety trials completed for Zofin™, ZEO has yet to commence other previously FDA approved Investigational New Drug (IND) applications to conduct combined Phase I/II Randomized, Double Blinded, Placebo clinical trials utilizing Zofin™ for specific indications, including Osteoarthrosis and COPD. Based on the past success of our Phase I safety trials using Zofin™, combined with additional research and insights as to the mechanism of action of Zofin™ in treating specific indications, we intend to amend our INDs to focus on Phase II objectives with more observable and measurable outcomes. We believe that these amendments will streamline our efforts and increase the likelihood of success and reduce the overall costs of those clinical trials. We are also actively exploring several other additional indications for which we intend to seek IND approvals in the near future.

ZEO has also been very active in arranging for IRB approved studies with leading medical practices and clinics to gather the data on the safety and efficacy of our products, aimed at supporting decisions by those practices to use our products to treat specific indications and for us to be in a position to secure additional FDA approvals for INDs that target those indications.

Patent Prosecution

As further validation of our advanced research and unique and proprietary product portfolio, during the past year we were issued patents for (a) our amniotic fluid product, which incorporates certain proprietary techniques used for processing perinatal fluid and treating a disease; and (b) the proprietary techniques of our peripheral blood derived (“PPX™”) product used in the administration of blood-derived exosomes to treat pain. We will continue to seek additional patent opportunities, including continuation applications of our issued patents to further expand and strengthen our patent portfolio to assure that our intellectual property remains proprietary.

Zeo believes that we are a leader in biologic research, with one of the most comprehensive research and clinical trial portfolios in the industry.

The Growth Of Our PPX™ Autologous Product

During 2024, the Company realized significant growth in the sales of our novel PPX™ product, with revenue increasing by approximately $474,000 for the fiscal year ended October 31, 2024, as compared to the previous fiscal year. PPX™, an autologous blood derived biologic, was developed as a superior alternative to traditional PRP therapy. From our research of PPX™, we believe the PPX™ provides a more consistent and concentrated nanoparticle profile and a stronger safety profile than PRP. We are targeting an already proven and expanding PRP market and we believe that PPX™ is the next generation solution to PRP, with the potential to become the new standard.

Growing Partnership Relationships

During 2024, we were successful in establishing strategic partnerships with several large healthcare providers, including Physicians Group, LLC, a multi-state provider organization that together with its affiliated entities, operates 75 clinics and employees over 750 clinical personnel treating between 1500 – 2000 patients per month many of whom seek care for musculoskeletal conditions.

We believe that these partnerships uniquely position us to advance our research objectives through collaboration on future clinical trials that will focus on certain health indications commonly treated by these providers where our products may demonstrate greater therapeutic benefit than currently-available and previously tried treatments. Additionally, these partnerships provide us with access to highly informed and experienced clinicians as well as potentially qualified subjects for enrollment in our planned clinical trials.

Expansion Into Topical Aesthetics

During 2023, we acquired a minority interest in Exotropin LLC, a privately held developer of advanced cosmeceuticals utilizing engineered exosomes and other proprietary technology, in an effort to accelerate access the medical aesthetic market and in partnership create new topical aesthetic formulations and delivery systems. During December 2024, Zeo and Exotropin launched the collaborative topical product “ZEO HAIR GROW™ Powered By Exotropin™” for physicians and med spas. ZEO HAIR GROW™ powered by Exotropin™ is aimed to provide tools practitioners can utilize in the multifactorial approach to address the highly lucrative and expanding hair loss market which is becoming more prevalent for both women as well as men. According to the 2020 Practice Census published by the International Society of Hair Restoration Surgery, it is estimated that 35 million men and 31 million women in the United States are affected by hair loss.

ZEO HAIR GROW™ powered by Exotropin™ is a formulated hair system designed for physicians by physicians and scientists. Unlike other hair loss products in the market, ZEO HAIR GROW™ powered by Exotropin™ combines the synergistic and complementary power of extracellular vesicles derived from several sources (amniotic fluid, adipose stromal cells, and the aloe vera plant), to optimize the health of the scalp and support a thicker, fuller head of hair.

The Company is continuing to seek other opportunities to distribute our proprietary ingredients be used in topical aesthetic applications in the practitioner offices, including partnerships with large aesthetic device manufacturers.

Educational Initiatives

ZEO recognizes the growing demand by healthcare providers for comprehensive information on biologic therapies and we are dedicated to playing our part in this process. To support this mission, we recently commenced a monthly educational series, “The Future of Biologic Medicine: Expert-Led Discussions and Case Studies,” designed to share insights, facilitate collaboration, develop relationships with providers and foster industry leadership.

We believe that ZEO is among the first clinical-stage biopharmaceutical companies to introduce this type of structured educational program. By equipping healthcare providers with cutting-edge knowledge, ZEO aims to empower practitioners and expand patient access to innovative biologic treatments.

Looking Ahead to 2025

Our priorities for 2025 are crystal clear: We are committed to advancing our clinical pipeline, launching Phase II trials for Zofin™, and initiating studies for other promising indications to be treated from products in our pipeline. We are currently in negotiations with several sources to fund the commencement of a recently approved Phase II IND and are hopeful that we can be successful in securing the needed financing to commence the trial as early as the second calendar quarter of 2025. In addition to clinical advancements, we expect to continue to see continued sales growth from our PPX and ZEO HAIR GROW™ powered by Exotropin™ products and from other new biologic product introductions.

Furthermore, we are optimistic regarding potential policy shifts under the new Trump administration, which may lead to a more proactive regulatory approach toward regenerative medicine. Such changes could provide more efficient FDA approval pathways for ZEO’s therapeutic products targeting specific indications.

The Board of Directors and executive leadership team extends their gratitude to the Company’s stockholders for their continued trust and support. With a vision to redefine the standards of regenerative medicine and creating a lasting impact on patient care, ZEO looks forward to a transformative year ahead.

About ZEO ScientifiX, Inc.

ZEO ScientifiX is a clinical-stage biopharmaceutical company primarily focused on developing innovative biological therapeutics for regenerative medicine and the treatment of degenerative diseases. We are driven by a commitment to advance the frontiers of regenerative medicine and biologic therapeutics, delivering meaningful solutions for patients and providers worldwide. Our proprietary products, including (a) Zofin™, which are derived from perinatal sources and manufactured to retain the naturally occurring extracellular vesicles, proteins and cell secreted nanoparticles and (b) Patient Pure X™ (“PPX™”), an autologous biologic containing a nanoparticle fraction that is precipitated from a patient’s own peripheral blood. During November 2024, the Company announced that it was launching the first planned collaborative product with Exotropin; “ZEO HAIR GROW™ Powered By Exotropin™”, a proprietary topical physician formulated hair regrow system. The Company’s proprietary products are manufactured in an FDA-registered, cGMP-compliant laboratory. To learn more, please visit https://zeoscientifix.com.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as “will,” “believes,” “expects,” “potential,” or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. No assurances can be given that the Company will be successful in its research initiatives. In addition, no assurances can be given that our research initiatives will increase the price of our common stock to a level that is attractive to brokerage houses and institutional investors. We remind you that actual results could vary dramatically as a result of known and unknown risks and uncertainties, including but not limited to: potential issues related to our financial condition, competition, the ability to retain key personnel, product safety, efficacy and acceptance, the commercial success of any new products or technologies, success of clinical programs, ability to retain key customers, our inability to expand sales and distribution channels, legislation or regulations affecting our operations, including product pricing, reimbursement or access, the ability to protect our patents and other intellectual property both domestically and internationally, and other known and unknown risks and uncertainties, including the risk factors discussed in the Company’s periodic reports that are filed with the SEC and available on the SEC’s website (http://www.sec.gov). You are cautioned not to place undue reliance on these forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Specific information included in this press release may change over time and may or may not be accurate after the date of the release. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Contact Information

ZEO Investor Relations

Jacqueline Domenech
1-888-963-7881
IR@zeoscientifix.com

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